EXHIBIT A

SUITE 2600, 595 BURRARD ST., VANCOUVER, BC, CANADA
PHONE 1-813-387-3309
WEB: WWW.CONTINENTALENERGY.COM

Macquarie Bank Limited
Metals and Energy Capital
1 Martin Place Sydney NSW 2000	31 DECEMBER 2010
Attn: Mr. Andrew Sinclair

Subject:	Notice of Amendment
Macquarie’s 10 Million Common Share Purchase Warrants in Continental Energy Corp.

Dear Andrew,

As per our phone conversation this letter is to confirm that by action of the board of directors of Continental Energy Corporation the terms of 10,000,000 common share purchase warrants originally issued to Macquarie Bank Limited in August 2007 in consideration of a private placement have been amended as follows:

1.              The expiry date of the 10,000,000 common share purchase warrants has been extended until 29 August 2012; and

2.              The exercise price has been reduced from US$ 0.90 per common share to US$ 0.20 per common share.

Continental’s records and securities related filing have been so amended and no further action is required on Macquarie’s part.

Please kindly acknowledge receipt of this notice and if there is anything further you require for your records please let me know.

Yours Sincerely,
On behalf of Continental Energy Corporation,

/s/ Richard L. McAdoo
Richard L. McAdoo
Chairman & CEO

cc    RV Rudman, CFO